Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-267935 on Form F-1 of our report dated July 29, 2022 relating to the financial statements of Brookfield Asset Management ULC. We also consent to the reference to us under the heading “Experts, Transfer Agent and Registrar” in such Registration Statement.

We also consent to the use in this Registration Statement No. 333-267935 on Form F-1 of our report dated October 3, 2022 relating to the financial statements of Brookfield Asset Management Ltd. We also consent to the reference to us under the heading “Experts, Transfer Agent and Registrar” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

November 15, 2022